Exhibit 10.15

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and is effective as of February 1, 2025 (“Effective Date”), and entered into by and between JFB Construction Holdings, a Nevada corporation (the “Company”), and Ruben Calderon, an individual (the “Executive”), each a “Party,” or, collectively, the “Parties.”

WHEREAS, the Company wishes to employ Executive on the terms set forth in this Agreement; and

WHEREAS, Executive wishes to be employed by the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Employment Term.

a) Employment Term. Executive’s employment is at-will, meaning that either party may terminate the employment at any time for any reason or no reason. Nothing in this Agreement is intended to create a promise or representation of continued employment or employment for a fixed period of time. The period of time between the Effective Date and the termination of the Executive’s employment shall be referred as the “Term.”

2. Position and Duties.

a) Title. The Company hereby agrees to employ the Executive to serve as Chief Financial Officer (“CFO”) of the Company.

b) Duties. Executive shall report to the Board of Directors. Executive shall perform all duties and have all powers incident to the CFO position and have overall supervision of the financial operations of the Company. During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and all persons and entities directly or indirectly controlling, controlled by, or under common control with, the Company. Executive’s duties shall include overseeing financial operations and strategies such as tracking cash flow, financial planning, analyzing the company’s financial strengths and weaknesses, and proposing corrective actions. Executive shall perform such other duties and may exercise such other powers as may be assigned by Board of Directors from time to time.

c) Board Service. If the Company’s Shareholders nominate Executive serve on the Board or the board of director, any Company affiliate or subsidiary, Executive agrees, for no additional compensation, to serve on the Board or such boards of directors. Upon the end of the Term for any reason, Executive agrees to immediately resign from the Board and from all other board positions and offices Executive holds with the Company or with any Company parent, subsidiary or affiliate.

d) Full-Time Commitment/Policies. Throughout the Executive’s employment, the Executive shall devote substantially all of his professional time to the performance of his duties of employment with the Company (except as otherwise provided herein) and shall faithfully and industriously perform such duties. The Executive will be required to comply with all Company policies as may exist and be in effect from time to time.

e) Executive Representations. The Executive represents and warrants to the Company that he is under no obligation or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or proprietary information or intellectual property in which any other person or entity has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person.

3. Compensation and Benefits.

a) Base Salary/Deferral of Payment. In consideration for his work under the terms of this Agreement, the Executive shall earn a base salary in the gross amount of $130,000 USD (One Hundred Thirty Thousand Dollars) per year (“Base Salary”). Executive’s Base Salary shall be paid in equal installments on the last day of each calendar month of the Term, or more frequently, in accordance with the regular payroll practices of the Company. If the Term ends other than on the last day of a month the last salary payment shall be pro-rated based on the number of days in the month that have passed as of the date of termination.

b) [Reserved]

c) Annual Cash Bonus.

i.	Executive shall receive a cash for as follows:

	a.	If for the fiscal year 2025, the Company, including its Subsidiaries, has Gross Revenue (as defined below), with a minimum net profit of eight percent (8%), between fifteen million U.S. Dollars ($15,000,000) to thirty-five million U.S. Dollars ($35,000,000), the Executive shall receive $20,000 USD (Twenty Thousand Dollars) cash bonus.

	b.	If for the fiscal year 2025, the Company, including its Subsidiaries, has Gross Revenue, with a minimum net profit of eight percent (8%), between thirty-five million U.S. Dollars ($35,000,000) to fifty million U.S. Dollars ($50,000,000), the Executive shall receive a $30,000 USD (Thirty Thousand Dollars) cash bonus.

	c.	If for the fiscal year 2025, the Company, including its Subsidiaries, has Gross Revenue with a minimum net profit of eight percent (8%), above fifty million U.S. Dollars ($50,000,000), the Executive shall receive a $40,000 USD (Forty Thousand Dollars) cash bonus.

ii.	Gross Revenue means, for each fiscal year during the term, in the aggregate, all revenues and receipts (determined on an accrual basis and in all material respects in accordance with GAAP) of every kind derived from the operations of the Company and its Subsidiaries.

iii.	Executive shall further be eligible to receive an annual bonus that the Company may award in its sole and absolute discretion.

d) Benefits and Perquisites. Executive shall be eligible for any fringe benefits offered by the Company on at least the same terms and conditions as other executives. Such benefits may include group health benefits, dental and vision benefits, 401k retirement plan, disability insurance benefits, life insurance benefits, and director and officer insurance benefits. The Company reserves the right, in its sole discretion, to amend or terminate any employee benefit plan in accordance with applicable law.

e) Paid Time Off. Executive shall be entitled to fifteen (15) days’ paid vacation and five (5) paid sick days in accordance with the Company’s policies. Executive may not take more than two consecutive weeks of vacation without written permission of the Chief Executive Officer. Executive shall also be entitled to paid time off on holidays recognized by the Company. The Company shall not pay Executive for accrued and unused vacation or sick days when Executive’s employment terminates for any reason, unless required by law.

f) Board Service Compensation. Executive shall not be entitled to receive additional compensation for service on the Board or on the board of directors of any parent, subsidiary, or affiliate of the Company.

g) Taxes-Withholdings. All compensation paid or provided under this Agreement shall be subject to such deductions and withholdings for taxes and such other amounts as are required by law or elected by the Executive.

4. Business Expenses. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Term and in connection with the performance of the Executive’s duties hereunder. If the Executive is provided with the use of the Company’s credit or charge card for purposes of business expenses, such credit or charge card shall not be used to incur any personal (non-business-related) expenses; any personal expenses inadvertently charged to such card shall be reimbursed immediately by the Executive to the Company.

5. Termination of Employment. A party may terminate Executive’s employment by giving written notice of such termination in accordance with the notice provisions of this Agreement. Termination will become effective upon a party’s receipt of notice of termination.

6. Confidentiality and Intellectual Property.

a) Confidential Information. The Executive acknowledges that the Executive will occupy a position of trust and confidence. The Company, from time to time, may disclose to the Executive, and the Executive will require access to and may generate confidential and proprietary information (no matter how created or stored) concerning the business practices, products, services, and operations of the Company which is not known to its competitors or within its industry generally and which is of great competitive value to it, including, but not limited to: (i) Trade Secrets (as defined herein), inventions, mask works, ideas, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, software, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding research, development, products, marketing plans, market research and forecasts, bids, proposals, quotes, business plans, budgets, financial information and projections, overhead costs, profit margins, pricing policies and practices, accounts, processes, planned collaborations or alliances, licenses, suppliers and customers; (iii) operational information including deployment plans, means and methods of performing services, operational needs information, and operational policies and practices; and (iv) any information obtained by the Company from any third party that the Company treats or agrees to treat as confidential or proprietary information of the third party (collectively, “Confidential Information”). The Executive acknowledges and agrees that Confidential Information includes Confidential Information disclosed to the Executive prior to entering into this Agreement.

b) Trade Secrets. “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.

c) Restrictions On Use and Disclosure of Confidential Information. The Executive recognizes that the Company’s business interests require the full protection of its Confidential Information. The Executive agrees during his employment and after his employment ends, the Executive will hold the Confidential Information in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out the Executive’s responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company. The Parties agree that the restrictions in this Section will not apply to any portion of the Confidential Information which: (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided, if permitted, that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking to protect such information). Nothing in this Agreement shall be deemed to prohibit the Executive from disclosing any concerns about suspected unlawful conduct to any proper government authority subject to proper jurisdiction. This provision shall survive the termination of the Executive’s employment for so long as the Company maintains the secrecy of the Confidential Information and the Confidential Information has competitive value; and to the extent such information is otherwise protected by statute for a longer period, for example and not by way of limitation, the Defend Trade Secrets Act of 2016 (“DTSA”), then until such information ceases to have statutory protection.

d) Defend Trade Secrets Act. Misappropriation of a Trade Secret of the Company in breach of this Agreement may subject the Executive to liability under the DTSA, entitle the Company to injunctive relief, and require the Executive to pay compensatory damages, double damages, and attorneys’ fees to the Company. Notwithstanding any other provision of this Agreement, the Executive hereby is notified in accordance with the DTSA that the Executive will not be held criminally or civilly liable under a federal or state law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, provided that the Executive must file any document containing the trade secret under seal, and must not disclose the trade secret, except pursuant to court order.

e) Ownership of Inventions. All ideas, data, deliverables, reports, work products, innovations, improvements, know-how, inventions, designs, developments, techniques, methods and other results of the Executive’s employment with the Company (in draft and final forms), and all related documentation (such as, but not limited to, notes, records, documents, drawings, and designs), which the Executive makes, conceives, reduces to practice, or develops in whole or in part, either alone or jointly with others, in connection with his services to the Company or which relate to any Confidential Information (collectively, the “Inventions”) will be the sole and exclusive property of the Company , and will be considered “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). The Executive hereby assigns to the Company or its designees all of the Executive’s right, title and interest in and to all of the foregoing without compensation. To the extent the Executive has any “moral rights” in the Inventions which are not assignable by law, the Executive hereby waives any such moral rights relating to the Inventions, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications. The Executive further represents that, to the best of the Executive’s knowledge and belief, none of the Inventions that the Executive creates will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that the Executive will use the Executive’s commercially reasonable efforts to prevent any such violation.

7. Covenants Not to Solicit or Compete.

a) Non-Solicitation of Personnel. During the Executive’s employment with the Company and for a period of twelve (12) months following the termination of the Executive’s employment (the “Restricted Period”), the Executive shall not, directly, or indirectly, solicit, induce, recruit, or encourage any Protected Personnel of the Company to leave their employment, or end their engagement with the Company, to provide services for the Executive or any other person, business, or organization. “Protected Personnel” means: (i) any person currently employed or engaged as an independent contractor by the Company; and (ii) any former employee or independent contractor of the Company, for a period of three (3) months after termination of such employee’s employment, or independent contractor’s engagement, with the Company.

b) Non-Competition. During the Term, and during the Restricted Period, Executive shall not, anywhere within the United States, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own (more than 1%), manage, finance, operate, control or otherwise engage or participate in any manner or fashion in any business engaged in the same or similar business as the Company, including those engaged in the business of real estate and development, without explicit written approval and review of the Company’s conflict of interest policy.

8. Survival of Provisions. The obligations contained in Sections 6, 7, 8, 9 and 10 shall survive the termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

9. Return of Property/Post-Employment Representations. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company and not retain any copies, including, but not limited to, any keys, access cards, badges, laptops, computers, cell phones, wireless electronic mail devices, USB drives, other equipment, documents, reports, files, and other property provided by or belonging to the Company. Executive shall provide all usernames and passwords to all electronic devices, documents, and accounts, including any social media accounts. Upon request made within thirty days after the Executive’s employment terminates, Executive shall make any cellular phone he has used for business purposes available upon request to allow for Company-related documents and data to be retrieved and saved at Company’s expense. The Company shall not be responsible for any personal data, information or photographs that may be lost or rendered inaccessible by the Company or its vendors. Executive shall return the Company automobile, if provided for his use, in a clean condition and emptied of personal belongings with the registration and manual in the glove box. On the Termination Date, Executive shall no longer represent to anyone that he remains employed by the Company and shall take affirmative action to amend any statements to the contrary on any social media sites, including but not limited to Linked-in and Facebook.

10. Non-Disparagement. During the Executive’s employment and following termination of employment for whatever reason, the Executive shall not, directly, or indirectly, make or publish denigrating or derogatory remarks, comments, or statements (whether written or oral) in any forum or through any medium of communication regarding the Company, its services and operations, or any of its owners, managers, officers, employees, or consultants. Notwithstanding the foregoing, nothing in this section shall, or shall be deemed to, prevent or impair the Executive from making truthful statements in any legal or administrative proceeding or from otherwise complying with legal requirements.

11. Indemnification/Insurance. The Company shall defend, indemnify, and hold Executive harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees and expenses), losses, and damages resulting from the good faith performance of Executive’s duties and obligations under this Agreement. This promise of defense, indemnity and advancement of expenses is in addition to, and not in substitution of, any such rights Executive has under the company’s articles of incorporation, bylaws, additional indemnification agreement, or pursuant to applicable law. During the Term, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor and at a level no lower than the amount of coverage in place within six (6) months of the Effective Date.

12. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered by email with return receipt requested, upon the obtaining of a valid return receipt from the recipient, by hand or mailed by nationally recognized overnight delivery service, addressed to the Parties’ addresses specified below or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

To the Company:

JFB Construction Holdings

Attn: Executive Office

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

Email: Joe@jfbconstruction.net

To the Executive:

Ruben Calderon

_________________________

_________________________

Email: Ruben@jfbconstruction.net

13. Tax Matters. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

14. Assignment. The Executive may not assign any part of the Executive’s rights or obligations under this Agreement. The Executive agrees and hereby consents that the Company may assign this Agreement to a third party that acquires or succeeds to the Company’s business, that the provisions hereof are enforceable against the Executive by such assignee or successor in interest, and that this Agreement shall become an obligation of, inure to the benefit of, and be assigned to, any legal successor or successors to the Company.

15. Headings. Titles or captions of sections or paragraphs contained in this Agreement are intended solely for the convenience of reference, and shall not serve to define, limit, extend, modify, or describe the scope of this Agreement or the meaning of any provision hereof. The language used in this Agreement is deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person.

16. Severability. The provisions of this Agreement are severable. The unenforceability or invalidity of any provision or portion of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the full extent permitted by applicable law.

17. Governing Law; Venue. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, shall be governed by, and construed in accordance with the laws of the State of Nevada (without regard to its conflicts of laws provisions), provided, however, that the arbitration provisions of this Agreement shall be governed solely by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Except as provided in Section 18 (Arbitration) of this Agreement, the Parties consent to the personal jurisdiction of the State of Florida and further agree to the exclusive jurisdiction of the courts of the State of Florida, County of Palm Beach and the United States District Court for the Southern District of Florida, as applicable, in connection with, or incident to, any dispute, claim, case, controversy or matter arising out of or relating to Executive’s employment or this Agreement, to the exclusion of the courts of any other state, territory or country. The Parties knowingly, willingly, and voluntarily, WAIVE ALL RIGHT TO TRIAL BY JURY in any such proceedings.

18. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, and Employee’s employment with the Company, including any alleged violation of statute, common law or public policy shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) to be held in Palm Beach County, Florida, before a single arbitrator, in accordance with then-current AAA Employment Arbitration and Mediation Rules. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. Employer will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any determination of which party is the prevailing party and the reasonableness of any fee or costs shall be resolved by the arbitrator. Employee is not required to arbitrate any claim of sexual harassment or sexual assault pursuant to this arbitration clause.

__/RC/__ By initialing here, Executive acknowledges he has read this paragraph and agrees with the arbitration provision herein. indemnity

19. Waiver; Modification. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20. Recitals; Entire Agreement. The Recitals are hereby incorporated into this Agreement. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements, inducements, or representations, oral or otherwise, express, or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, and each executed counterpart shall have the efficacy of a signed original and may be transmitted by facsimile or email. Each copy, facsimile copy, or emailed copy of any such signed counterpart may be used in lieu of the original for any purpose.

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement effective as of the date first written above.

JFB CONSTRUCTION HOLDINGS

By:	/s/ Joseph F. Basile, III
Joseph F. Basile, III
CEO and Director

EXECUTIVE

By:	/s/ Ruben Calderon
Ruben Calderon